Exhibit 10.1

SECOND AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIBERTY RESOURCES ACQUISITION CORP.

Under Section 242 of the
Delaware General Corporation Law

LIBERTY RESOURCES ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Liberty Resources Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 22, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 12, 2021, as further amended by that certain First Amendment to the Amended and Restated Certificate of Incorporation filed April 18, 2023 (the “Amended and Restated Certificate of Incorporation”).

2.	This Second Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by: (i) the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the affirmative vote of the majority of the votes cast by stockholders represented online or by proxy at the Special Meeting, and (iii) the affirmative vote of the majority of the holders of Class B Common Stock, voting separately as a single class, as required by the Amended and Restated Certificate of Incorporation.

4.

Section 4.3(b)(i) is deleted in its entirety and replaced as follows:

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) at the election of the holder of such Class B Common Stock at any time prior to the closing of the Business Combination or otherwise automatically on the closing of the Business Combination.

5.	Section 9.1(c) is added to Article IX as follows:

(c)	In the event that the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional nine months under nine one-month extensions, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account the lesser of (x) $35,000 or (y) $0.03 per share for each public share that is not redeemed in connection with the Special Meeting for each such one-month extension commencing February 8, 2024 until November 7, 2024 unless the closing of the Company’s initial business combination shall have occurred (the “Extension Payment”) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

Liberty Resources Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 12th day of February 2024.

LIBERTY RESOURCES ACQUISITION CORP.

By:	/s/ Dato’ Maznah Abdul Binti Jalil
Name:	Dato’ Maznah Abdul Binti Jalil
Title:	Chief Executive Officer